FORM 4
                    U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
 Check box if
 no longer       STATEMENT OF CHANGES OF BENEFICIAL OWNERSHIP
 subject to
 Section 16.
 Form 4 or
 Form 5
 obligations
 may
 continue. See
 Instruction
 1(b)

 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
         Holding Company Act of 1935 or Section 30(f) of the Investment
                               Company Act of 1940

 1.  Name and Address of Reporting Person*     2.    Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to Issuer
                                                                                                                 (Check all applicable)
        Wood     Mark       T.                       iDial Networks, Inc.   Symbol: INDW          x   Director            X    10% Owner
                                                     (NASD OTC Electronic Bulletin Board)         x   Officer (give title  ____ Other (specify below)
        (Last)   (First)    (Middle)                                                                  below

                                                                                                  Chairman of the Board

                                               3. IRS Identification Number of         4.Statement for Month/Year
                                                  Reporting Person, if an Entity                4/02
                                                  (Voluntary)

        C/O iDial Networks, Inc.                                                       5. If Amendment, Date of          7. Individual or Joint/Group Filing
        2204 Timberlock Place, Suite #225                                                 Original (Month/Year)             (Check applicable line)
        __________________________________
                     (Street)

        The Woodlands,     Texas     77380                                                                              X  Form filed by one Reporting Person
        __________________________________                                                                             ____Form filed by more than one Reporting Person
           (City)          (State)   (Zip)

 Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

 1. Title of Security          2. Transaction    3. Transaction     4.  Securities Acquired (A) or Disposed of (D)   5. Amount          6. Ownership      7. Nature of
    (Instr. 4)                    Date              Code                (Instr. 3,4 and 5)                              of                 Form:             Indirect
                                                    (Instr. 8)                                                          Securities         Direct (D) or     Beneficial
                                                                                                                        Beneficially       Indirect (I)      Ownership
                                (Month/Day/                                                                             Owned at
                                   Year)                                                                                End of             (Instr. 4)        (Instr. 4)
                                                                                                                        Month
                                                  Code     V              Amount     (A) or        Price                (Instr. 3 & 4)
                                                                                     (D)
-----------------------      -------------------  --------------    -----------------------------------------------  ------------------  ----------------  ---------------

Common Stock                    4/16/02            P                  30,000          A            $0.035              25,600,000            D

*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                            (Print or Type Response)

FORM4(continued)TableII - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security    2. Conversion    3. Transaction    4. Transaction   5. Number of   6. Date Exercisable    7. Title and Amount  8. Price        9. Number of   10.  Ownership   11. Nature of
   (Instr. 4)                         or Exercise      Date (Month/      Code             Derivative     and Expiration         of Underlying        of              Derivative       Form of         Indirect
                                      Price of         Day/ Year)        (Instr. 8)       Securities     Date (Month/Day/       Securities           Derivative      Securities       Derivative      Beneficial
                                      Derivative                                          Acquired (A)   Year)                  (Instr. 3 and 4)     Security        Benefically      Security:       Ownership
                                      Security                                            or Disposed of                                             (Instr. 5)      Owned at         Direct (D)      (Instr. 4)
                                                                                          (D)                                                                        End of Month     or Indirect
                                                                                          (Instr. 3, 4                                                               (Instr. 4)       (1)
                                                                                           and 5)                                                                                     (Instr. 4)

                                                                        CO     V           (A)  (D)     Date        Expiration  Title  Amount or
                                                                                                        Exercisable Date               Number of
                                                                                                                                       Shares

** International misstatements or omissions of facts constitute Federal Criminal Violations.              /s/Mark T. Wood           5/06/02
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                                 Mark T. Wood                    Date

                                                                                                **Signature of Reporting Person
Note: File three copies of this Form, one of which must be manually signed.  If space provided is insufficient.
      See Instruction 6 for procedure.